Exhibit 2.4

Escrow Agreement Terms

The Escrow Agreement (or agreement ancillary thereto) shall include, among other things, the following terms. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Asset Purchase Agreement.

1.                                       Escrow Agent. The Bank of New York Mellon will act as the escrow agent (the “Escrow Agent”). All fees and costs of the Escrow Agent will be paid 50% by Buyer and 50% by Parent.

2.                                       Certain Defined Terms.

a.                                       “Applicable Percentage” means 60% for Claimant A, 20% for Claimant B, 10% for Claimant C and 10% for Claimant D.

b.                                      “Balance Sheet Date” means the date of the most recent consolidated balance sheet included in a periodic report filed by Parent with the SEC at least 10 Business Days prior to the Closing Date.

c.                                       “Base Escrow Amount” means (a) the Settled Amount plus (b) the greater of: (i) 75% of the Loan Loss Reserves less $5,000,000, or (ii) $10,000,000.

d.                                      “Claim” means a claim against HLC Inc. made by a Claimant and associated with mortgage loans originated by HLC Inc.

e.                                       “Claimant(s)” means each, or all, of Claimant A, Claimant B, Claimant C, and Claimant D.

f.                                         “Claimant A” means Countrywide Home Loans, Inc. or its successors or assigns to Claims.

g.                                      “Claimant B” means CitiMortgage, Inc. or its successors or assigns to Claims.

h.                                      “Claimant C” means JPMorgan Chase Bank, N.A. or its successors or assigns to Claims.

i.                                          “Claimant D” means Wells Fargo Funding, Inc. or its successors or assigns to Claims.

j.                                          “Escrow Portion” means for each Claimant, the Base Escrow Amount multiplied by the Claimant’s Applicable Percentage.

k.                                       “General Release” means a general release of Claims executed by a Claimant; it being understood and agreed that the scope of such release may exclude Claims based on fraud or intentional misrepresentation by HLC Inc. or its Representatives.

l.                                          “Loan Loss Reserves” means the amount of Parent’s reserves for loan loss obligations at the Balance Sheet Date, less, for the avoidance of doubt, the Settled Amount. The Parties agree that the amount of Loan Loss Reserves as of December 31, 2010 was $16.984 million.

m.                                    “Release Date” means, with respect to a Claimant, the date of delivery by HLC Inc. to Buyer of a General Release executed by such Claimant.

n.                                      “Settled Amount” means the aggregate settled amount of Claims that have been settled but that are unpaid at the Balance Sheet Date.

3.                                       Escrow Fund. At the Closing, Buyer shall deposit with the Escrow Agent the Base Escrow Amount less the Escrow Portion for any Claimant that has provided a General Release prior to the Closing, (such amount deposited with the Escrow Agent, the “Escrow Fund”).

4.                                       Disposition of the Escrow Fund.

a.                                                                                       At any time after the execution of a General Release by a Claimant, HLC Inc. may deliver a copy of such General Release to Buyer. Within 3 Business Days following the date on which HLC Inc. has delivered General Releases for at least 3 out of 4 Claimants (which proportion shall be reduced if a Claimant has provided a General Release prior to the Closing), Buyer and HLC Inc. shall deliver to the Escrow Agent a joint notice instructing the Escrow Agent to release to HLC Inc. the entire remaining balance of the Escrow Fund within 3 Business Days following delivery of such notice.

b.                                                                                      For the avoidance of doubt, if Claimant A has provided a General Release prior to the Closing, then the Escrow Fund shall equal 40% of the Base Escrow Amount, and the Escrow Fund shall be released when HLC Inc. and Buyer have delivered a joint notice to the Escrow Agent indicating 2 out of the 3 remaining Claimants (i.e., Claimants B, C and D) have delivered a General Release to HLC Inc.

c.                                                                                       If in any rolling 12 month period for any Claimant, less than $250,000 in Claims have been made by such Claimant and all such Claims have been paid in full by HLC Inc., HLC Inc. may deliver notice of such event to Buyer. Within 3 Business Days following the date on which HLC Inc. has delivered any such notice to Buyer, Buyer and HLC Inc. shall deliver to the Escrow Agent a joint notice from instructing the Escrow Agent to release such Claimant’s Escrow Portion to HLC Inc.

5.                                       Indemnity Escrow. If Buyer has exercised its right to withhold from payment of the amounts set forth in Section 3.1(b) or 3.1(c) of the Asset Purchase Agreement pursuant to Section 11.9(b) thereof, Buyer shall deposit the amount so withheld into a separate interest bearing escrow account until the Escrow Agent receives a joint written notice from Buyer and HLC Inc., court order or arbitral award instructing the Escrow Agent as to the disposition of such withheld amount.